                                                                    EXHIBIT 12

                     HOUSTON LIGHTING & POWER COMPANY
          COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
        RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                          (THOUSANDS OF DOLLARS)
                                                                                  Six          Twelve
                                                                              Months Ended   Months Ended
                                                                             June 30, 1994  June 30, 1994
Fixed Charges as Defined:
 (1)  Interest on Long-Term Debt............................................   $  123,399   $  258,991
 (2)  Other Interest........................................................        4,749        8,045
 (3)  Amortization of (Premium)
      Discount..............................................................        4,241        8,149
 (4)  Interest Component of Rentals
      Charged to Operating Expense..........................................        1,909        4,151
                                                                               ----------   ----------
 (5)  Total Fixed Charges...................................................   $  134,298   $  279,336
                                                                               ==========   ==========
Earnings as Defined:
 (6)  Net Income............................................................   $  200,840   $  529,791
 (7)  Cumulative Effect of Change in
      Accounting for Postemployment
      Benefits..............................................................        8,200        8,200
                                                                               ----------   ----------
 (8)  Income Before Cumulative Effect of
      Change in Accounting for
      Postemployment Benefits...............................................      209,040      537,991
                                                                               ----------   ----------
Federal Income Taxes:
 (9)  Current...............................................................       76,761      138,469
(10)  Deferred (Net)........................................................       27,407      139,032
(11)  Cumulative Effect of Change in
      Accounting for Postemployment
      Benefits..............................................................        4,415        4,415
                                                                               ----------   ----------
(12)  Total Federal Income Taxes
      Before Cumulative Effect of
      Change in Accounting for
      Postemployment Benefits...............................................      108,583      281,916
                                                                               ----------   ----------
(13)  Fixed Charges (line 5)................................................      134,298      279,336
                                                                               ----------   ----------
(14)  Earnings Before Income Taxes and
      Fixed Charges (line 8 plus
      line 12 plus line 13).................................................   $  451,921   $1,099,243
                                                                               ==========   ==========
      Ratio of Earnings to Fixed Charges
      (line 14 divided by line 5)...........................................         3.37         3.94

Preferred Dividends Requirements:
(15)  Preferred Dividends ..................................................   $   16,676   $   33,214
(16)  Less Tax Deduction for Preferred
      Dividends.............................................................           27           54
                                                                               ----------   ----------
(17)  Total ................................................................       16,649       33,160

(18)  Ratio of Pre-Tax Income to Net
      Income (line 8 plus line 12
      divided by line 8)....................................................         1.52         1.52
                                                                               ----------   ----------
(19)  Line 17 times line 18.................................................       25,306       50,403
(20)  Add Tax Deduction for Preferred
      Dividends (line 16)...................................................           27           54
                                                                               ----------   ----------
(21)  Preferred Dividends Factor............................................   $   25,333   $   50,457
                                                                               ==========   ==========
(22)  Fixed Charges (line 5)................................................   $  134,298   $  279,336
(23)  Preferred Dividends Factor
      (line 21).............................................................       25,333       50,457
                                                                               ----------   ----------
(24)  Total ................................................................   $  159,631   $  329,793
                                                                               ==========   ==========
Ratio of Earnings to Fixed Charges and
  Preferred Dividends
 (line 14 divided by line 24)...............................................         2.83         3.33